                                                                 EXHIBIT (a)(51)

JONATHAN C. DICKEY, SBN 088226
TIMOTHY K. ROAKE, SBN 099539
PAUL J. COLLINS, SBN 187709
GIBSON, DUNN & CRUTCHER LLP
1530 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 849-5300
Facsimile: (650) 849-5333

WAYNE W. SMITH, SBN 054593
GIBSON, DUNN & CRUTCHER LLP
Jamboree Center
4 Park Plaza
Irvine, California 92614
Telephone: (949) 451-3800
Facsimile: (949) 451-4220

STEVEN P. MANDELL (pro hac vice)
STEPHEN J. ROSENFELD (pro hac vice)
MANDELL MENKES & SURDYK LLC
333 W. Wacker Drive, Suite 300
Chicago, Illinois 60606
Telephone: (312) 251-1000
Facsimile: (312) 251-1010

Attorneys for Plaintiffs
PEOPLESOFT, INC. and
J.D. EDWARDS & COMPANY

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA
                            FOR THE COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware corporation, and J.D. EDWARDS & COMPANY, a Delaware corporation,

                                   Plaintiffs,

         v.

ORACLE CORPORATION, a Delaware corporation, PEPPER ACQUISITION CORP., a Delaware corporation, and DOES 1-100, inclusive,

                                   Defendants.

CASE NO. RG03101434

FIRST AMENDED COMPLAINT FOR:

VIOLATIONS OF CAL. BUS. & PROF. CODE SECTIONS 17200 & 17500; INTENTIONAL INTERFERENCE WITH CONTRACTUAL RELATIONS; INTENTIONAL INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE; NEGLIGENT INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE; AND TRADE LIBEL

                              JURY TRIAL REQUESTED

                            CONDITIONALLY UNDER SEAL

    THE ENCLOSED RECORD IS SUBJECT TO A MOTION TO FILE THE RECORD UNDER SEAL

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

         Plaintiffs PeopleSoft, Inc. ("PeopleSoft") and J.D. Edwards & Company ("J.D. Edwards") (PeopleSoft and J.D. Edwards are sometimes collectively referred to as "PeopleSoft"), for their complaint against Defendants Oracle Corporation and Pepper Acquisition Corp. (together, "Oracle"), and Does 1 through 100, allege as follows:

                           I.       INTRODUCTION

         1. Four days after PeopleSoft announced a $1.7 billion agreement to merge with software maker J.D. Edwards, Oracle unleashed a hostile tender offer for all of the outstanding shares of PeopleSoft (the "Tender Offer"). The Tender Offer - what its CEO called a "war game in a box" - is nothing more than an unlawful attempt to kill PeopleSoft and was intended to scuttle the planned merger. While the merger closed successfully on July 18, 2003, this Action is brought under California law to remedy the substantial and ongoing harm to PeopleSoft, its customers, and its thousands of employees, from this illegal and anticompetitive scheme by Oracle and its agents.

         2. Oracle's first salvo in this "war game" was to announce that it planned to make a low-ball, cash offer of $16 per share for all of PeopleSoft's outstanding stock. Oracle never intended the Tender Offer to be a serious offer to acquire PeopleSoft. Oracle knew the $16.00 price was artificially low, but in its CEO's words, decided to "give it a whirl." Indeed, even though the Tender Offer was described by Oracle executives as "unconditional," the documents Oracle filed with the Securities & Exchange Commission state that Oracle will be under no obligation to purchase a single tendered PeopleSoft share should it determine, among other things, that the value to Oracle of the PeopleSoft shares has materially lessened since the original offer. [INTERNAL ORACLE DOCUMENTS REVEAL THAT ORACLE ALSO PREPARED A MARKETING, SALES AND PUBLIC RELATIONS PROGRAM DESIGNED TO INJURE PEOPLESOFT AND ITS PRODUCTS, IN THE EXPRESS HOPE THAT INJURING PEOPLESOFT WOULD DROP THE PRICE OF ITS STOCK, MAKING ORACLE'S LOW-BALL BID LOOK ATTRACTIVE. THE STRATEGY WAS SET FORTH PLAINLY IN ONE EARLY E-MAIL: "THE MORE SOMETHING HURTS PSFT, THE MORE LIKELY THAT SHARE PRICE DROPS AND $16 STARTS TO LOOK BETTER."]

         3. Rather than compete fairly and act in a way to preserve the business of the company it was seeking to acquire, Oracle settled on a scheme to disrupt PeopleSoft's customer base using the platform provided by a hostile tender offer. Instead of focusing its message on the PeopleSoft

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
shareholders to whom the Tender Offer was ostensibly addressed, Oracle unlawfully contacted PeopleSoft customers and embarked on a campaign of disinformation in an attempt to cripple PeopleSoft's ability to sell its software and to poach its customers. Internal Oracle communications elucidate Oracle's true intent. [AN INTERNAL EMAIL SENT THE DAY AFTER THE TENDER OFFER WAS
ANNOUNCED EVIDENCES THIS RUSE: "WE'VE CERTAINLY WOUNDED PSFT. . . . EVEN IF WE
DON'T END UP CLOSING THE DEAL, THIS IS GOING TO TAKE PSFT TIME TO RECOVER. [P] AND, OF COURSE, OUR CORPORATE IMAGE OF BEING AGGRESSIVE, BRASH, AND MARCHING TO THE TUNE OF A DIFFERENT DRUMMER HAS BEEN REINFORCED. I DUNNO ABOUT YOU GUYS, BUT TODAY I WAS VERY PROUD TO BE AN ORACLE EMPLOYEE!"]

         4. Oracle bombarded the market and PeopleSoft's customer base with dissembling and misleading statements concerning its alleged plans to better "support" PeopleSoft customers - although those knowledgeable about Oracle and PeopleSoft products know that an Oracle acquisition of PeopleSoft would impose on existing PeopleSoft customers significant new migration, software modification and re-implementation costs, increased resource demands, and substantial disruption to their businesses. For a substantial number of PeopleSoft customers, it would be impossible for them to convert to Oracle's eBusiness product suite without also spending millions of dollars to buy an Oracle database solution, further complicating a change in their software applications. All would have to accept the less customized solutions offered by Oracle. None of these customers would be able to take advantage of planned upgrades and enhancements from PeopleSoft, since Oracle said it would discontinue those future product plans.

         5. Despite the seemingly insurmountable obstacles to moving from PeopleSoft to Oracle's competing application products, Oracle's CEO promised a "graceful" migration to Oracle's applications. An Oracle Executive Vice President stated that customers should not be concerned because Oracle would be utilizing yet-to-be built "very robust migration tools." Such a promise of a "graceful" migration was not only false but also directly contrary to Oracle's internal assessment. [IN FACT, INTERNAL ORACLE DOCUMENTS DEMONSTRATE ORACLE KNEW THAT ANY MIGRATION "CAN BE MESSY." A JUNE 7, 2003 EMAIL ALSO REVEALS THAT EVEN ORACLE'S OWN EMPLOYEES THOUGHT THEIR CEO'S STATEMENTS ABOUT MIGRATION WERE
UNTRUE: "I DON'T MIND [ANALYSTS] THUMPING US FOR BEING OVERLY SIMPLISTIC IN

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

MIGRATING CUSTOMERS FROM PSFT TO 11I [AN ORACLE PRODUCT] - I'M SURE IT'S NOT AS EASY AS LJE [LARRY J. ELLISON] WAS TRYING TO MAKE IT SOUND LIKE."]

         6. When Oracle received almost universally negative feedback to its Tender Offer, Oracle countered with a behind-the-scenes strategy designed to influence analysts to advise customers that they should delay making any decisions to purchase PeopleSoft products or services. [ORACLE TOLD AT LEAST ONE ANALYST THAT ITS REPORT SHOULD INCLUDE ADVISING PEOPLESOFT CUSTOMERS AGAINST MAKING PURCHASING DECISIONS FOR PEOPLESOFT PRODUCTS; IN THE WORDS OF PEGGY O'NEILL, VICE PRESIDENT OF ANALYST RELATIONS, WRITING TO ONE ANALYST: "OBVIOUS CUSTOMER ADVICE SUCH AS WAIT ON PURCHASES UNTIL THIS IS OVER SHOULD BE HIGHLIGHTED." O'NEILL ALSO BRAGGED TO CHUCK PHILLIPS, "SEE HOW INFLUENCEABLE THEY ARE WHEN WE GIVE THEM A LITTLE LOVE! AN EMAIL FROM BETTY CHO, AN ORACLE MARKETING EXECUTIVE, TO AN INDUSTRY ANALYST MENTIONED A "LITTLE BIRDIE" WITHIN PEOPLESOFT WHO FORWARDED THE MARKETING EXECUTIVE INFORMATION ABOUT PEOPLESOFT'S PUBLIC RELATIONS EFFORTS.]

         7. Oracle's scheme to confuse the market worked. Analysts began suggesting that, in light of the uncertainty created by the Tender Offer, customers should postpone purchase decisions. Oracle immediately sent this information, and other wildly conflicting stories, to PeopleSoft's current and prospective customers, conveying the message that it was too dangerous to commit to any PeopleSoft deal because, if Oracle succeeds in acquiring PeopleSoft, PeopleSoft and its products and services will disappear, to be replaced with Oracle's applications (which conveniently enough run only on Oracle's database platform). That effort paid off in part, as a number of PeopleSoft's customers worldwide put transactions with PeopleSoft on hold until the Oracle cloud lifts, while others chose to proceed with competitors or to attempt to back out of executed contracts with PeopleSoft. Oracle has now made it clear it intends to keep that cloud intact well into 2004, and repeatedly makes the ominous claim that "time is on our side."

         8. Unless enjoined, Oracle's continuing unfair trade practices will cause irreparable harm to PeopleSoft, to 13,000 PeopleSoft and J.D. Edwards employees, and to thousands of its innocent customers worldwide, for which PeopleSoft will have no adequate remedy at law.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

                              II.      PARTIES

         9. PeopleSoft is a Delaware corporation, incorporated in 1987. Approximately 3,500 of its over 8,000 employees work out of its principal place of business in Pleasanton, California. PeopleSoft is a leading developer and provider of software technologies and products that manage personnel, customer, and supplier relationships and business operations. PeopleSoft is and was at all times relevant herein qualified to do business in California.

         10. J.D. Edwards is a Delaware corporation, founded in 1977. J.D. Edwards' principal place of business is Denver, Colorado, and is and was at all times relevant herein qualified to do business in the State of California. J.D. Edwards is a leading developer and provider of software technologies and products designed to improve an organization's internal operations. On July 18, 2003, PeopleSoft announced that it had successfully acquired over eighty eight-percent (88%) of the outstanding shares of J.D. Edwards pursuant to an exchange offer, and that it expected to acquire the remaining shares by the end of August, 2003.

         11. Plaintiffs are informed and believe and on that basis allege that Defendant Oracle is a Delaware corporation with its principal place of business in Redwood City, California.

         12. Plaintiffs are informed and believe and on that basis allege that Defendant Pepper Acquisition Corp. is a Delaware corporation formed by Defendant Oracle solely to receive shares in the Tender Offer, with its principal place of business in Redwood City, California.

         13. Plaintiffs currently are unaware of the true names and capacities of Does 1 through 100, inclusive, whether individual, partnership, corporation, unincorporated association, or otherwise, and therefore sue these defendants by such fictitious names. Plaintiffs will amend this First Amended Complaint to allege their true names and capacities when ascertained.

         14. Plaintiffs are informed and believe and on that basis allege that at all material times, each of the Defendants, including Does 1 through 100, was the agent, servant, employee, partner, joint venturer, representative, subsidiary, parent, affiliate, alter ego, or co-conspirator of the others, that in doing the things hereafter alleged, each was acting within the scope of such agency, service, employment, partnership, joint venture, representation, affiliation, or conspiracy, and that each is legally responsible for the acts and omissions of the others.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

                           III.     JURISDICTION AND VENUE

         15. Plaintiff PeopleSoft resides in the County of Alameda. Plaintiff J.D. Edwards does business in this County and all Defendants have the necessary minimum contacts with this forum for the Court to exercise personal jurisdiction. In addition, liability arose in Alameda County.

         16. The amount in controversy exceeds the minimum for unlimited civil jurisdiction of this Court.

                             IV. FACTUAL ALLEGATIONS

         17. On June 2, 2003, PeopleSoft announced that it had reached a definitive agreement to merge with J.D. Edwards in a $1.7 billion stock-for-stock transaction. The PeopleSoft and J.D. Edwards combination results in the world's second largest enterprise applications software company, displacing Defendant Oracle from that position.

         18. On Friday, June 6, 2003, only four days after the merger announcement, Oracle announced that it planned to commence the Tender Offer the following Monday. The $16 cash offer was a mere 5.9% above the previous day's closing market price of $15.11 per share and approximately $0.50 per share lower than PeopleSoft's 30-day high. On June 9, 2003, Oracle formally commenced the Tender Offer. Oracle's CEO described this move as a "war game in a box" that had been "pre-scripted" in case PeopleSoft agreed to merge with J.D. Edwards.

         19. Oracle launched its hostile takeover of PeopleSoft with a promise to scrap PeopleSoft's "best of breed" software products. Oracle's CEO, Larry Ellison, who had proclaimed "best of breed is dead, except for dog shows," announced that Oracle would cease selling PeopleSoft's products to new customers. Oracle's CFO, Jeff Henley, told a press conference that Oracle did not intend to "keep [PeopleSoft] alive." Oracle's Executive Vice President admitted that PeopleSoft's products would be placed in "maintenance mode," but customers should not be concerned because Oracle was going to offer "as graceful of a migration path as possible." [ORACLE'S EXECUTIVE VICE PRESIDENT AND A MEMBER OF ITS BOARD, SAFRA CATZ, ADMITTED IN AN INTERNAL EMAIL: "WE REALLY WON'T BE CONTINUING [PEOPLESOFT'S] PRODUCT LINE."]

         20. By initially announcing that Oracle intended to retire PeopleSoft's acclaimed software applications and issuing numerous false and misleading statements under the pretense of a hostile

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
tender offer, Oracle hoped to harm PeopleSoft as a competitor in the applications software space, adversely affect PeopleSoft's sales, poach PeopleSoft's prospective customers, and otherwise interfere with PeopleSoft's customer relationships through a concerted campaign of fear, uncertainty and doubt.

         21. Oracle's scheme was so transparent that shortly after it was announced, its seriousness was widely questioned by industry observers. As Mark Veverka said in a Barron's Online article dated June 9, 2003, analysts and investment bankers "seem to agree that [Oracle CEO Larry] Ellison is not terribly serious about buying PeopleSoft," but "by making a run at the company through an offer that was market value in cash, Ellison at the very least can create confusion, uncertainty and chaos among the customers and employees of both PeopleSoft and J.D. Edwards." Says Jeff Matthews, general partner at Ram Partners, a Greenwich, Connecticut-based hedge fund: "[I]t sounds like they want to shut down PeopleSoft almost entirely. This isn't a takeover; it's a hostage-taking." Those views are perhaps guided by Mr. Ellison's prior forays into hostile takeover attempts of Apple Computer (where he launched and quickly withdrew what he called a "trial balloon"), and Gupta Corporation (where he moved to acquire the company ostensibly to improve Oracle's low-end product line, and then later abandoned the unsolicited bid while still making a profit). Ellison has been misleading with regard to his interest in J.D. Edwards, as well. Oracle initially sued PeopleSoft to block the J.D. Edwards acquisition, and inserted a condition in its Tender Offer that would have allowed Oracle to abandon the Tender Offer in the event PeopleSoft acquired J.D. Edwards by issuing new shares of PeopleSoft stock. As well, Ellison publicly disparaged and belittled J.D. Edwards, injecting confusion into J.D. Edwards' customer base due to the perception that Oracle's acquisition of PeopleSoft might result in the cancellation of the PeopleSoft-J.D. Edwards merger agreement. After analysts and industry observers denounced the Tender Offer as a transparent effort to disrupt PeopleSoft's acquisition of J.D. Edwards - and after this lawsuit was first filed - Ellison suddenly changed course, stating that he "would love to have both PeopleSoft and J.D. Edwards." [IN FACT, ELLISON NEVER DISCLOSED THE EXTENT TO WHICH ORACLE HAD BEEN CONSIDERING THE POSSIBLE ACQUISITION OF J.D. EDWARDS IN THE MONTHS IMMEDIATELY PRECEDING PEOPLESOFT'S ANNOUNCEMENT OF ITS ACQUISITION OF J.D. EDWARDS, AND THAT ITS INVESTMENT BANKERS HAD MADE CONFIDENTIAL

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

PRESENTATIONS TO ORACLE MANAGEMENT AS EARLY AS THE FALL OF 2002, CONCERNING A POSSIBLE STRATEGIC RELATIONSHIP WITH J.D. EDWARDS.]

         22. Mr. Ellison recently proclaimed "with or without us, PeopleSoft cannot survive." PeopleSoft is informed and believes, and thereon alleges, that Ellison also has told PeopleSoft customers directly that PeopleSoft is "dead." Oracle's tactics demonstrate that Oracle is following its CEO's command to destroy PeopleSoft. [AS PART OF ITS ORCHESTRATED "WAR GAME IN A BOX," ORACLE MISTAKENLY ASSUMED IT WOULD HAVE TEN DAYS TO LAUNCH AN ASSAULT ON PEOPLESOFT'S CUSTOMER BASE WITHOUT BEING IMPEDED BY PEOPLESOFT BECAUSE UNDER FEDERAL LAW, PEOPLESOFT HAD TEN DAYS TO CONSIDER THE OFFER BEFORE RESPONDING TO IT. THUS, ORACLE'S STRATEGY INCLUDED IMMEDIATELY CONTACTING INDUSTRY ANALYSTS IN AN ATTEMPT TO INFLUENCE THEIR VIEWS. AS O'NEILL, WHO WORKED ON INFLUENCING INDUSTRY ANALYSTS, PUT IT: "THEREFORE, WE HAVE THIS 10-DAY WINDOW TO ACTIVELY TALK WITH ANALYSTS AND PSFT WON'T BE IN A POSITION TO ANSWER BACK."]

         23. [INTERNAL ORACLE DOCUMENTS REVEAL THAT THE PURPOSE OF THIS ATTEMPT TO MOLD THE OPINIONS OF THE INDUSTRY ANALYSTS WAS AT LEAST TWO-FOLD. FIRST, ORACLE HOPED TO CONVINCE THE INDUSTRY ANALYSTS THAT MOVING FROM THEIR PEOPLESOFT PRODUCTS TO ORACLE PRODUCTS WAS SOMEHOW GOOD FOR THE CUSTOMER. SECOND, ORACLE TOOK THE VIEW THAT ANYTHING THAT COULD HURT PEOPLESOFT IN THE MARKETPLACE COULD DRIVE DOWN THE PRICE OF PEOPLESOFT STOCK, THEREBY MAKING ORACLE'S LOW-BALL OFFER APPEAR ATTRACTIVE TO PEOPLESOFT'S STOCKHOLDERS.]

         24. Oracle knows - but has studiously failed to disclose to the public - that there are potentially insurmountable barriers to consummating the Tender Offer. Indeed, buried in the documents filed with the SEC which describe the Tender Offer is the fact that Oracle is under no obligation to purchase a single tendered PeopleSoft share should it determine that (a) the disruption to PeopleSoft's sales and business - disruption that Oracle itself is causing by launching the Tender Offer and engaging in the unfair trade practices directed at PeopleSoft and its customers - is a "materially adverse" development, or (b) "the value of the [PeopleSoft] shares to us" has materially lessened. These facts reveal the Tender Offer to be completely illusory, and further expose the motivation behind it. Nevertheless, Oracle's management continued to mislead the market, and PeopleSoft customers, concerning the hugely conditional nature of its Tender Offer. As Oracle's

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

CFO, Jeff Henley, obscurely noted in Oracle's June 16 conference call, "if all those conditions are met, I think it's an unconditional offer." By launching its offer near the close of PeopleSoft's second fiscal quarter, Oracle designed it to cause maximum harm to PeopleSoft by trying to impair PeopleSoft's financial results for the quarter, possibly causing PeopleSoft's stock price to decrease. Should that happen in the future, Oracle can claim a "materially adverse" development that lessens the "value to us" of PeopleSoft's shares, and then just walk away from the Tender Offer without having purchased a single share.

         25. Lastly, Oracle faces a formidable barrier in its attempt to eliminate competition through its hostile tender offer: the federal and state antitrust laws. Oracle's plans are undergoing a rigorous analysis by skeptical government regulators and attorneys, and the outcome of its mandatory antitrust review is in serious doubt. Despite its early pronouncements of a "highly fragmented" market and claims that its Tender Offer presented no antitrust difficulties, on June 30, 2003, the antitrust division of the United States Department of Justice issued its "second request" - indicating that the proposed transaction will receive heightened antitrust scrutiny and could potentially be blocked - seeking extensive additional information necessary for its investigation. Earlier, on June 18, 2003, Connecticut's Governor, Attorney General, and Comptroller announced they had filed an antitrust lawsuit against Oracle to block the hostile takeover of PeopleSoft, noting in their press release that Oracle's proposed takeover "would violate state and federal anti-trust laws, directly damage the state and its economy, and raise prices for businesses, governments and consumers by significantly reducing competition in the markets PeopleSoft serves and forcing current PeopleSoft customers to replace their software with other companies' products." That press release also announced the assembly of a "powerful coalition of states and other consumers that will suffer the same unacceptable costs if this unlawful, anti-competitive takeover is permitted." It was subsequently announced on August 1, 2003, that Attorneys General from approximately 30 states had formally agreed to cooperate in an antitrust investigation of Oracle's hostile tender offer. In addition, CNET reported on August 8, 2003, that "Oracle's hostile bid for PeopleSoft is currently under review by Canadian antitrust regulators," who began their review "shortly after the software company announced its plans in June to acquire competitor PeopleSoft in a hostile bid." Meta Group, an

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
industry analysis firm, stated on July 23, 2003, that among the "numerous obstacles that make [the tender offer] unlikely to be consummated in its current form" is that a ruling from the Justice Department is still "3-6 months away."

A.       CUSTOMER AND INDUSTRY REACTION TO THE TENDER OFFER

         26. Oracle's initial announcement caused a firestorm of hostile customer and prospective customer reaction, especially because Oracle had essentially announced that multi-million-dollar investments in enterprise software by PeopleSoft's thousands of customers would be in severe jeopardy, that customers who had earlier considered and rejected Oracle's troubled application products would ultimately be forced to "migrate" to Oracle's products, and those customers who did not utilize Oracle's database products would be forced to switch database platforms as well as migrate their applications.

         27. Industry groups also noted the enormous threat posed by Oracle. As one worried customer told Dow Jones Business News, switching to Oracle will be "almost like starting over." The Higher Education User Group issued a press release advising that:

         [Oracle's] threat to terminate development of our higher education applications is appalling. The offer to help us migrate our applications onto a different suite is unacceptable in terms of impact to our students, to our faculty, and to our staff," stated Ola Faucher, HUEG President. "A migration to an ERP suite we purposely did not choose in the first place would force our institutions to expend vast amounts of money, precious staff time and talent, and place our core business processes at risk.

The Distributors and Manufacturers User Group issued its own press release, opining that:

         Oracle must have very little respect for PeopleSoft's customers to believe that any manufacturing organization running mission-critical applications could `gracefully' switch from one vendor's application suite to another at minimal cost. Oracle's declared strategy would cost manufacturing customers millions of dollars and disrupt their operations.

In a press release, the International Customer Advisory Board, an independent 17 member organization representing PeopleSoft's 5,100 customers worldwide, stated that:

         Oracle's expressed intention to discontinue the PeopleSoft product line is of grave concern to organizations that have chosen PeopleSoft applications to run their businesses. We feel strongly that an Oracle acquisition of PeopleSoft would reduce competition and force PeopleSoft users to migrate from their current applications and possibly database platforms -- this unnecessary, expensive and risky effort is clearly not in the best interest of PeopleSoft customers.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

Similarly, Quest, the J.D. Edwards User Group, an independent organization representing J.D. Edwards users in more the 50 countries, came out in favor of PeopleSoft's merger with J.D. Edwards and against the Oracle takeover bid, stating:

         We believe the Oracle deal would significantly reduce the number and quality of choices for consumers of enterprise software and, ultimately, substantially harm the members of our organization. . . .
         The 'sound bites' from Oracle's upper management suggest that this deal is not intended to benefit consumers by enhancing the current product offerings of either company, but rather to remove one competitor from the marketplace. The loser in the end won't be J.D. Edwards, PeopleSoft or Oracle. It will be users, such as those represented by Quest.

The Healthcare Industry User Group has likewise noted its opposition to the deal:

         [Oracle's] offer to help us migrate our applications to a different suite is anything but reassuring. . . .At a time when 44 million
         Americans remain uninsured and the economy is in a downturn, healthcare institutions have a responsibility to use their resources wisely. Investing millions of dollars migrating to an ERP solution that most of us did not choose in the first place is clearly not in our best interest. In addition to the monetary investment, the training time for staff would pose a real threat of placing our core business processes at risk.

         28. In what several prominent news organizations and analysts have branded "backpedaling," Oracle in recent weeks has begun issuing announcements that it was now "committed" to supporting PeopleSoft products, but without (a) retracting its earlier statements and (b) providing any meaningful detail as to what its new "commitment" entails. Despite its public statements and advertisements that it would provide "flexible upgrades" for PeopleSoft products, Oracle never has said what that means, because it candidly does not intend to provide such upgrades--only "maintenance mode." As one industry observer has stated, if Oracle stops upgrading the PeopleSoft product line, "in this industry that is a quick death."

B.       MARKET REACTION TO THE TENDER OFFER

         29. Market reaction to the announcement of the Tender Offer was swift and decisive. The market considered the price offered by Oracle for PeopleSoft shares to be significantly lower than their true value - an attempt to "lowball" PeopleSoft's shareholders. In the hours following Oracle's announcement, the market price of PeopleSoft's shares increased in value by over 23%, finally closing on June 6, 2003, at $17.82, an increase of almost 18% over the previous day's close and $1.82 (11.4%) higher than Oracle's $16 per share offer.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

         30. Oracle's machinations did not escape notice by commentators and analysts, who agreed that Oracle's initial offer was not serious, and Oracle's stated intention to eliminate PeopleSoft's products on completion of the Tender Offer was designed to, and likely would have, a chilling effect on PeopleSoft's existing and potential customers, perhaps causing them either to abandon PeopleSoft altogether or delay new sales and product upgrades until the fate of the company is clarified. In one particularly memorable June 16, 2003 news conference, Oracle's harried executives were met with a firestorm of criticism so extensive that Oracle did not post the transcript on its website, claiming falsely that "technical difficulties" prevented it from doing so. The truth is Oracle had a transcript of that session, but chose not to publish it on its web site because of the harsh nature of the questions posed by analysts and the press. The full transcript, which Oracle only recently produced to PeopleSoft as "confidential," is revealing. [ONE ANALYST ADVISED CHUCK PHILLIPS AND JEFF HENLEY THAT ORACLE'S BID WAS "DRAMATICALLY UNDER-VALUED"; HE WAS HAPPY PEOPLESOFT WAS FIGHTING BACK "BECAUSE YOU GUYS WERE SCREWING WITH THEIR BUSINESS"; "IF YOU MADE A REAL BID, IT WOULD BE A DIFFERENT STORY"; WHAT THE ORACLE EXECUTIVES WERE SAYING "SOUNDS RIDICULOUS"; THIS "WAS A BULLSHIT BID -- USING THE VERNACULAR, OKAY?"; AND A RECENT WALL STREET JOURNAL ARTICLE WAS CORRECT IN SAYING THAT "LARRY ELLISON IS NOT REAL, THAT HE DOES THIS ALL THE TIME, THAT HE MAKES B.S. THINGS AND THEN DOESN'T FOLLOW THROUGH ON THEM." ANOTHER ANALYST CONTINUED THE HARSH OBSERVATIONS ABOUT ORACLE: "YOU'RE ILLUSTRATING EXACTLY WHY A LOT OF PEOPLE DON'T LIKE YOUR COMPANY . . . NO ONE SUPPORTS YOU, NO ONE BELIEVES YOU." ONE ANALYST WAS CUT OFF BY ORACLE WHEN HE SAID ORACLE WAS "APPEALING TO THE LOWEST COMMON DENOMINATOR OF SHORT TERM SHAREHOLDER'S INTEREST," AND THAT ORACLE WAS PROVING "THAT ALL YOU'RE TRYING TO DO IS DISRUPT" THE J.D. EDWARDS MERGER. AN ADDITIONAL QUESTIONER OBSERVED, "IF I WAS A PEOPLESOFT CUSTOMER RIGHT NOW, I WOULD PROBABLY BE PRETTY UNHAPPY THAT I HAVE TO GO THROUGH A VERY EXPENSIVE MIGRATION OVER TO ORACLE." ONE PARTICIPANT NOTED THAT "THE APPROACH YOU'RE TRYING TO WORK NOW . . . APPEARS TO ME TO CONTINUE TO BADMOUTH PEOPLESOFT." THE RELENTLESS CRITICISM FINALLY PROMPTED HENLEY TO NOTE THAT HE WAS "RUNNING OUT OF PATIENCE" WITH THE QUESTIONS HE WAS RECEIVING.] As reported in the Wall Street Journal, Oracle's Phillips acknowledged that "from the very first meeting, there were fingers pointed in my face."

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

         31. In light of the furious reaction of financial and market analysts, Oracle succumbed to the ridicule and raised its offer to $19.50, falsely claiming that it did so because the feedback it had received from PeopleSoft shareholders indicated that a $19.50 price was appropriate. In fact, as of August 8, 2003, only about 10% of PeopleSoft stockholders has found this price attractive enough to cause them to tender their shares to Oracle, and there is no reason to believe that Oracle's Tender Offer will ever be consummated. Nevertheless, Oracle persists with its "customer outreach campaign" to disrupt PeopleSoft customer relationships, under the guise of its clearly inadequate Tender Offer.

C.       ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS AND OMISSIONS

         32. Oracle's false, misleading and deceptive statements and omissions have included: (i) mischaracterizing what Oracle initially told the public about its plans to stop selling PeopleSoft products; (ii) mischaracterizing or omitting vital information about PeopleSoft's products;
(iii) mischaracterizing or omitting vital information about Oracle's ability to provide support to PeopleSoft's customers; (iv) mischaracterizing or omitting vital information about the cost to PeopleSoft customers of its plan to "migrate" them to Oracle; (v) mischaracterizing or omitting vital information about its true intentions vis-a-vis PeopleSoft and its products; and (vi) failing to disclose that government regulators are unlikely to allow Oracle to acquire PeopleSoft. The following Oracle statements are representative of the false, misleading, and deceptive statements Oracle has made:

                  a. In its conference call of June 6, 2003, called ostensibly to announce its offer to purchase stock from shareholders, Oracle directed its focus to PeopleSoft's customers. Thus, Oracle claimed "[PeopleSoft customers] will also be offered a no extra license charge [sic], a product migration to the equivalent Oracle product." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. The license charge is only one relatively small part of the total cost of ownership of software that businesses use to run their enterprises. PeopleSoft's customers will have to incur consulting, integration, and conversion costs, over and above any waived license fee, and those costs will be substantial. A substantial portion of PeopleSoft's current customers who do not run their PeopleSoft products on the Oracle database would

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
         have to purchase and switch to an entirely new database, potentially costing them millions of dollars in out-of-pocket costs, along with the attendant business disruption costs that would result from such a massive undertaking.

                  b. Oracle also claimed during that call: "Though we will not be actively selling PeopleSoft products to new customers, we will provide enhanced support for all PeopleSoft products . . . . For
         PeopleSoft customers, we'll provide enhanced support and make it easy for them to upgrade to a broader and fully integrated E-business suite . . . One of the things we're going to do immediately is improve the quality of support." In addition, in an amendment to Oracle's Tender Offer Statement filed with the SEC on June 10 (the "June 10 Amendment"), Oracle stated that "Customer support will improve." These statements are false, misleading, and likely to deceive PeopleSoft customers, and they omit critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claim that it will provide enhanced support - especially if Oracle fires the bulk of PeopleSoft's employees, as its CEO has predicted, or those employees simply refuse employment with Oracle. Moreover, Oracle has omitted critical information about which PeopleSoft customers will be entitled to upgrade rights, and which will be stranded with a product Oracle will eliminate; Oracle has not disclosed whether, for example, new PeopleSoft customers who sign contracts after the Tender Offer commenced will be entitled to upgrade rights, or whether these new customers will become an "orphan" class of PeopleSoft customers. Further, Oracle's support for its own products leaves much to be desired, and Oracle will be hard pressed to show how it can "enhance or "improve" PeopleSoft's best of breed support of its own products.

                  c. Oracle also stated on the June 6 call: "PeopleSoft customers will benefit from having access to a migration path that will be optimized for moving to a broader and more fully integrated E-business suite" and "PeopleSoft's development team will also build the upgrade migration scripts from PeopleSoft products to the Oracle E-Business Suite." These statements are false, misleading, and likely to deceive PeopleSoft customers, and omit facts which render them deceptive and misleading. Oracle's subsequent public statements falsely

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
         claimed it did not intend to migrate customers from their chosen PeopleSoft "best of breed" products to Oracle products and falsely claimed its public record statements had been "misconstrued." Further, Oracle applications only run on Oracle's database and application server. Moreover, as with all hostile takeovers, there is no guarantee that Oracle will have a "PeopleSoft development team" to create such a "migration path." [INDEED, AN EMAIL FROM CHUCK PHILLIPS TO A PEOPLESOFT CUSTOMER STATES THAT "MIGRATING BETWEEN RELEASES IS NEVER COST FREE," AND THAT MIGRATION IS "NOT MAGIC AND WILL REQUIRE SOME CONSULTING FOR THE CONSIDERABLE FUTURE." IN ADDITION, PHILLIPS STATED, "YOU ARE CORRECT THAT MIGRATING BETWEEN RELEASES IS NEVER COST FREE AND CONSULTING IS INVOLVED. WE NEVER SAID OTHERWISE AND THAT'S A FACT OF LIFE AS ANYONE REMOTELY FAMILIAR WITH SOFTWARE KNOWS." ORACLE DOCUMENTS PRODUCED TO DATE SHOW THAT, RATHER THAN BEING "EASY" OR "GRACEFUL," THE MIGRATION OF PEOPLESOFT CUSTOMERS TO THE ORACLE PLATFORM WAS BEING DESCRIBED AS "MESSY" - AND CERTAINLY "NOT AS EASY" AS ELLISON AND OTHER TOP ORACLE MANAGEMENT WAS PUBLICLY STATING.] Despite these internal acknowledgements that the migration of PeopleSoft customers to the Oracle platform would be extremely time consuming and costly, Larry Ellison nevertheless continued to push the plan to talk to PeopleSoft customers about how "to make migration easy."

                  d. Oracle's statements that its migration path for PeopleSoft customers would be "graceful" and "easy" also are false and misleading because they fail to disclose that the true costs of a complex migration from PeopleSoft to Oracle applications could be millions of dollars per customer. As the Meta Group observed in a research report dated June 6, 2003 such a migration "would require about 80% of the original work and effort of a wholly new" enterprise software installation. Oracle has offered PeopleSoft customers "free licenses" for Oracle's enterprise software applications, while downplaying the significant cost customers would face to purchase the Oracle database platform, and to otherwise migrate to the Oracle platform. These massive additional and unplanned migration costs may cost hundreds of millions of dollars to public institutions and state and local government agencies in the State of California alone, and adversely affect California citizens and taxpayers who ultimately will

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
         be required to shoulder the financial burden of these unforeseen expenses. Similar migration costs may be incurred by public institutions in other states throughout the United States.

                  e. Oracle also represented on the June 6 call: "most PeopleSoft customers are running on the Oracle database, so immediately we can provide one-stop support supporting both their applications and their install [sic] base." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. A substantial portion of PeopleSoft's current customers do not run their PeopleSoft products on the Oracle database and may have to purchase and switch to an entirely new database, potentially costing them millions of dollars. All will suffer disruption to their business because of a conversion to new, often mission-critical systems. In addition, the statement omits to disclose that even customers who run their PeopleSoft products on the Oracle database have customized the software extensively, and such customization may be difficult for Oracle to support even if the customer is on an Oracle database.

                  f. On the June 6 call, Oracle promised to make the migration from PeopleSoft 7 to Oracle's E-business suite "easy" and "graceful." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. First, it runs directly contrary to Oracle's later claims that it does not intend to "migrate" PeopleSoft customers to Oracle products. Numerous industry experts have scoffed at these "easy" and "graceful" claims as 2003 examples of Oracle's legendary practice of selling products and services that do not exist. A substantial portion of PeopleSoft's current customers do not run their PeopleSoft products on the Oracle database and will have to purchase and switch to an entirely new database, potentially costing them millions of dollars and disrupting legions of other software programs and solutions running on their existing database. The claim also relies on the unwarranted assumption Oracle will be able to hire the "top" PeopleSoft developers necessary for such a migration.

                  g. On the June 6 call, Oracle made the following present tense statement: "We're also taking some of the top PeopleSoft developers . . . ." This is false, misleading, and likely to

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
         deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has taken none of PeopleSoft's developers pursuant to its Tender Offer, let alone any of its "top" developers.

                  h. Oracle stated in the June 10 Amendment: "Many members of the PeopleSoft product development team will join the Oracle development organization to ensure that subsequent versions of the Oracle E-Business Suite will have the best features from both product families and benefit from the contributions of those developers to enhance our products." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claims that many members of PeopleSoft's product development team "will" be joining Oracle at any time, and Oracle fails to disclose that if such PeopleSoft employees do not choose to work for Oracle, its professed plan to integrate "the best features from both product families" will fail.

                  i. Oracle's Ellison also stated on the June 6 call: "[i]t's not easy to move from PeopleSoft 7 to PeopleSoft 8. Just going from PeopleSoft 7 to PeopleSoft 8 is a major, major effort." Ellison went on to claim "It's certainly as easy as going from PeopleSoft 7 to PeopleSoft 8, moving to Oracle products." These statements are false, misleading, and likely to deceive PeopleSoft customers, and omit critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claims that it is just as "easy" to switch to a very different Oracle product, with its different platform and user interfaces. [IN FACT, CONTEMPORANEOUS INTERNAL ORACLE DOCUMENTS SHOW THAT ON JUNE 7, 2003, PEGGY O'NEILL EMAILED CHUCK PHILLIPS TO SAY THAT "ANALYSTS [WERE] DINGING [ORACLE] FOR GLOSSING OVER THAT VERY SAME MIGRATION." SHE CONCEDED THAT "DEPENDING ON HOW WE DO IT, THE MIGRATION CAN BE MESSY, AND THEY'RE CALLING US ON IT."]

                  j. Oracle also stated on the June 6 call: "we're not going to push the PeopleSoft customers to move to Oracle . . . . [O]ur intention is to improve and extend the support services to [PeopleSoft's] customers." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

         PeopleSoft customers. Oracle announced that it plans to eliminate the PeopleSoft product line - requiring PeopleSoft's customers to change to some other product - and has offered its software for "free." Indeed, Oracle betrayed its real intent later in the call: "we'll try to figure out how many [PeopleSoft customers] are moving from PeopleSoft 7 to PeopleSoft 8, assess an interest [in] how many want to move to the Oracle E-business suite and how soon." Oracle sales representatives have also advised customers that Oracle will "within time migrate PeopleSoft customers over to Oracle," and "all future products will be offered on the Oracle platform."

                  k. In its June 9, 2003, Offer to Purchase, available on Oracle's web-site and filed with the SEC, Oracle reiterated many of the false, misleading, and/or deceptive statements discussed above. Oracle stated that it will be "providing enhanced and extended support for the Company's products, incorporating advanced features from the Company's products into future versions of the Oracle eBusiness Suite, facilitating the migration path for the Company's customers from the
         Company's products to the Oracle eBusiness Suite . . . ." For the reasons discussed above, these statements are false, misleading, and likely to deceive PeopleSoft customers, and omit critical information which Oracle knows is vital to PeopleSoft customers.

                  l. Oracle was widely criticized for its initial position it intended to buy and then kill off PeopleSoft. Oracle's reaction was to backpedal and then claim it had been misquoted or its statements misconstrued. The July 14, 2003 Daily Deal put it succinctly: "After capturing international headlines by initially blurting out that Oracle Corp. would shutter rival PeopleSoft Inc. and scrap its line of enterprise software products should its hostile bid succeed, Oracle's CEO Larry Ellison has been energetically backpedaling." That Oracle backpedaling went so far as to include during a July 17 "Town Hall" meeting for PeopleSoft customers, a claim by Oracle's Chuck Phillips that Oracle had never said it would not sell PeopleSoft products to new customers and was actually going to continue to improve and enhance PeopleSoft products. The truth was that Phillips himself had told the press earlier that PeopleSoft's products would be put in "maintenance mode" by Oracle, and Oracle's CEO

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
         had told the public the products would not be sold to new customers. [MOREOVER, ELLISON'S "RIGHT HAND" EXECUTIVE, SAFRA CATZ, SENT AN EMAIL ON JUNE 6, 2003 STATING UNEQUIVOCALLY THAT "WE REALLY WON'T BE CONTINUING THEIR PRODUCT LINE." INTERNAL ORACLE DOCUMENTS INDICATE THAT IT WAS PROPOSED THAT WHEN A "CUSTOMER INQUIRES ABOUT BUYING PEOPLESOFT PRODUCTS FROM ORACLE," ORACLE'S RESPONSE SHOULD BE THAT "ORACLE WILL NOT SELL PEOPLESOFT PRODUCTS TO NEW CUSTOMERS."]

                  m. Oracle also falsely communicated to PeopleSoft customers that its ability to successfully complete the very complex integration of PeopleSoft features and functions into existing Oracle database and applications products is fairly demonstrated by its previous experience in managing the support and integration of the RDB database platform acquired from Digital Electronics Corporation in 1994. For example, in a press release dated June 20, 2003, targeted to PeopleSoft customers, Larry Ellison sought to assure customers by saying "We know how to do this. Ask any customer from our RDB database acquisition from Digital Equipment Corporation. Nearly nine years later, we are still providing world-class support to thousands of RDB customers running mission-critical applications." Similarly, in its "PeopleSoft Customers Town Hall" on July 17, 2003, Chuck Phillips cited Oracle's continuing support for RDB as an example to PeopleSoft customers that "there's no risk to your PeopleSoft IT investment." Contrary to these false assurances that Oracle could handle a complex integration project, Oracle and its senior management failed to disclose the disastrous failed integration effort the company attempted and abandoned with its "Oracle CPG" product. This product, launched in 1996, was an attempt to create an enterprise software solution tailored to the needs of consumer packaged goods producers, including customers such as Tri-Valley Growers and Kellogs. The CPG product was so flawed and problematic that Oracle instructed customers to abandon the product in October 2000, in the midst of customer lawsuits and widespread adverse publicity. Ellison admitted publicly that the Oracle CPG product was a "huge mistake," and a Tri-Valley IT manager, speaking to the press after Tri-Valley went bankrupt, referred to the integration effort as "very tragic." Oracle

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
         not once mentioned this horrific integration fiasco in its communications with PeopleSoft customers.

                  n. Oracle's campaign of deception even included deception about its own product plans. [NOTWITHSTANDING ORACLE'S REPEATED CLAIMS THAT IT NOW INTENDS TO SUPPORT PEOPLESOFT'S PRODUCTS, THE HIGHEST LEVELS WITHIN ORACLE DECIDED TO HIDE FROM THE PUBLIC ORACLE'S OWN DECISION TO ANNOUNCE A "DESUPPORT DATE FOR [ORACLE'S] 11.0." AS ORACLE'S SPOKESPERSON, JIM FINN, PUT IT IN AN INTERNAL EMAIL, ANNOUNCING ORACLE'S DECISION TO CEASE SUPPORT OF ITS OWN OLDER PRODUCT "WOULD BE THE WRONG SIGNAL TO CUSTOMERS AND WOULD BE SEIZED UPON BY PSFT AND THEIR ADVISORS TO COUNTER LARRY'S ASSERTIONS THAT PSFT CUSTOMERS CAN TAKE THEIR TIME UPGRADING TO ORCL. BAD OPTICS."]

                  o. Oracle repeatedly represented to the market that its application business was thriving in comparison to PeopleSoft's, and that it was winning in head-to-head competition with PeopleSoft. In truth, Oracle's application business was down 8% from the last fiscal year, and over the last three years, Oracle's applications licensing revenue had declined by almost 25%, while PeopleSoft's increased by approximately 3 1/2%. [FURTHER, AT THE TIME ELLISON WAS MAKING THESE CLAIMS, HE WAS THE RECIPIENT OF AN INTERNAL EMAIL SHOWING THAT OVER THE PAST YEAR, ORACLE WAS LOSING IN HEAD-TO-HEAD COMPETITION WITH PEOPLESOFT.]

                  p. On June 17, 2003, Larry Ellison observed that Oracle's hostile tender offer for PeopleSoft posed "no antitrust concern." This statement is false and misleading, because on July 1, 2003, after the Justice Department had issued a "second request" for information related to the Tender Offer - a development that forced Oracle to abandon its challenge to the J.D. Edwards acquisition, and to put off indefinitely its request for a hearing in the Delaware litigation it had commenced - Ellison admitted that Oracle had "expected" this development.

         33. Oracle also launched full-page ads in, and provided interviews for, several major periodicals, including the Wall Street Journal and the New York Times, containing numerous false and misleading statements. By way of example:

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

                  a. Oracle's CEO attacked PeopleSoft's shareholder rights plan, claiming it should be "outlawed," while failing to disclose that Oracle itself had a more restrictive shareholder rights plan;

                  b. Oracle claimed that PeopleSoft directors were selling shares while advising shareholders not to tender theirs, knowing full well that (a) only a single director had sold; and (b) that director was selling pursuant to a non-discretionary and publicly-disclosed plan under a safe harbor provision promulgated by the Securities and Exchange Commission;

                  c. Oracle charged PeopleSoft with forming special purpose entities to "bury R&D expenses and distort financial statements," apparently hoping to tar PeopleSoft with an Enron-type scandal, when the only possible transaction that could even remotely be described as a "special purpose entity" was a spin-off made in January 1999, a spin-off that had been reviewed with the SEC beforehand, was the subject of full and extensive public disclosure and which, in any event, was no longer in existence as of late 2002; and

                  d. Oracle claimed that PeopleSoft had launched a "double your money back guarantee" for customers designed as a "poison pill," however, the trigger for payments under that program would never take place unless Oracle was lying about its intention to fully support PeopleSoft's products.

D. ORACLE HAS INTERFERED WITH PEOPLESOFT'S CONTRACTS AND PROSPECTIVE ECONOMIC ADVANTAGE

         34. Oracle's scheme is and was to force a delay or impede PeopleSoft's signing of a number of customer contracts, which would lead to lower-than-expected license revenues. Dow Jones Business News reports that Oracle Executive Vice President Chuck Phillips "defended the $16 a share price tag, saying PeopleSoft shares could drift lower in coming weeks." CBS Market Watch reported an analyst's prediction that: "[A]s PeopleSoft approaches the end of its second quarter, . . . the company will have trouble meeting sales targets as confusion about the Oracle and J.D. Edwards bids scares away would-be customers. As a result, the company's stock will suffer, and Oracle's current offer might look a lot more appealing." [INTERNAL ORACLE DOCUMENTS CONFIRM THIS WAS ORACLE'S PLAN: HURT PEOPLESOFT ENOUGH SUCH THAT ORACLE'S BID LOOKED ATTRACTIVE. ANALYST RELATIONS

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

SPECIALIST O'NEILL QUOTED CHUCK PHILLIPS AS BOASTING, "TIME IS ON OUR SIDE, BECAUSE THE MORE TIME GOES ON, THE LESS LIKELY ANOTHER SUITOR EMERGES, THE MORE LIKELY PEOPLE START WORRYING ABOUT WHAT WILL HAPPEN TO THE FUTURE OF PSFT, AS THE JDE MERGER IS EXPECTED TO CLOSE IN THE FALL. WE MIGHT FORCE PSFT TO CHANGE THEIR JDE TERMS TO A CASH DEAL TO ACCELERATE THINGS, WHO KNOWS? THAT COULD HURT PSFT TOO, AND AGAIN, THE MORE SOMETHING HURTS PSFT, THE MORE LIKELY THAT SHARE PRICE DROPS AND $16 STARTS LOOKING BETTER." SHE ALSO CROWED THAT "PSFT IS IN DISARRAY."]

         35. While the Tender Offer is ostensibly directed at PeopleSoft's shareholders, Oracle has directed the bulk of its activities at PeopleSoft's customers. Oracle has acted to intentionally interfere with PeopleSoft's contracts and with PeopleSoft's prospective economic advantage, and among other things:

                  a. On June 23, 2003, a Vice President of an Oracle subsidiary wrote to PeopleSoft Customer A, enclosing a "document, which [Oracle] consider[s] very important for [Customer A] to take into consideration during your process of evaluation [of a Human Resources product]." The document was the Gartner report which (i) advised those considering a purchase of PeopleSoft or J.D. Edwards products not to "sign a deal unless it becomes clear whether Oracle's plans to acquire PeopleSoft are serious"; (ii) noted that PeopleSoft will feel a "short-term negative impact on revenue as customers delay purchase and upgrade decisions"; (iii) opined that "Oracle will benefit by removing an enterprise application competitor"; and (iv) concluded that "Oracle will not support any PeopleSoft products in the long term," and thus "in building any exit strategy, PeopleSoft customers should evaluate how long installed products will support their business needs and should understand what migration plans Oracle will suffer." This report sent out by Oracle also advised customers to breach their contracts with PeopleSoft: "Those that recently decided to upgrade to v.8 [of PeopleSoft's product] should reconsider since Oracle will likely provide only minimal enhancements to v.8." PeopleSoft is informed and believes and thereon alleges that Oracle widely disseminated this report and others which advised customers not to purchase or to delay purchases of PeopleSoft products in light of Oracle's hostile tender offer;

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

                  b. On June 6, 2003, the same day Oracle announced its intention to launch its hostile Tender Offer, an Oracle representative contacted Customer B and told the customer it would be "dangerous" to purchase a PeopleSoft portal solution in light of the Tender Offer. PeopleSoft is informed and believes and thereon alleges that Oracle's sales representatives and agents made the same and similar remarks to numerous other PeopleSoft customers and prospective customers;

                  c. On June 27, 2003, an Oracle employee emailed PeopleSoft Customer C and advised that Oracle understood Customer C was currently going through a roll-out of PeopleSoft software, and that Oracle would "within time migrate PeopleSoft customers over to Oracle," and that "all future products will be offered on the Oracle platform." PeopleSoft is informed and believes and thereon alleges that Oracle's sales representatives and agents made the same and similar remarks to numerous other PeopleSoft customers and prospective customers; and

                  d. PeopleSoft is informed and believes and thereon alleges that Oracles sales representatives and agents informed numerous other PeopleSoft customers and prospective customers of the Tender Offer and its effect on PeopleSoft's products and services, thereby causing customers to delay or cancel planned purchases. Among those purchases delayed or cancelled were contracts valued at more than $170 million with two public sector entities, Customers D and E.

E. THE UNFAIR PRACTICES - INCLUDING ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS - ARE AN ILLEGAL ATTEMPT TO MISLEAD PEOPLESOFT CUSTOMERS AND TO INTERFERE WITH PEOPLESOFT'S CUSTOMER RELATIONSHIPS

         36. Oracle's media blitz and contacts with PeopleSoft customers about the Tender Offer - ostensibly aimed at PeopleSoft's shareholders but really directed at PeopleSoft's current and potential customers - is an attempt to confuse those customers, and foster a climate of fear, uncertainty and chaos to harm PeopleSoft's business. The uncertainty and volatility caused by these statements - especially those that threaten to eliminate PeopleSoft's products - are meant to hurt PeopleSoft's sales by causing customers to delay buying or upgrading PeopleSoft software - if not to facilitate stealing customers from PeopleSoft outright.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

         37. Oracle's remarks did not fall on deaf ears among PeopleSoft's competitors. In a June 6, 2003 email to his employees with the subject line "Too Good To Be True," Siebel Systems, Inc. CEO Tom Siebel stated: "[I]t appears that
Oracle will end-of-life the PeopleSoft product line . . . . I should think that many customers and prospects would find this a matter of some concern." German software maker SAP stepped into the fray, launching a campaign, including personal contacts and advertising, to woo PeopleSoft's customers frozen in the wake of the statements Oracle has directed at them under the guise of its Tender Offer. SAP's president of global field operations told the Wall Street Journal Europe that SAP sales people began contacting PeopleSoft's customers about its offer - which includes "financial incentives" to switch customers to SAP - on Tuesday, June 10.

         38. Having designed its Tender Offer and its "plans" for PeopleSoft as a vehicle packed with misrepresentations and deceptions meant to disrupt PeopleSoft's ongoing business, Oracle immediately commenced a concerted campaign to ensure maximum damage to PeopleSoft's business and wreck PeopleSoft's financial results. Within minutes after having announced the Tender Offer - in some cases even before - Oracle began communicating directly with PeopleSoft customers. To make sure those customers didn't miss the significance of Oracle's expressed intention to retire PeopleSoft's products - and to cease support for any future enhancements PeopleSoft has planned - Oracle employees have begun calling PeopleSoft's current and prospective customers to deliver the message. In an Oracle email sent to "Oracle Employees," and subsequently filed with the SEC, Jeff Henley directed Oracle employees to contact PeopleSoft customers and to engage Oracle executives in targeting "senior management at key customers around the world." [IN AN EMAIL ENTITLED "MARKETING CAMPAIGN RE: PSFT ACQUISITION," ORACLE EXECUTIVES DISCUSSED SPECIAL TRAINING FOR ORACLE'S SALES FORCE FOR DEALING WITH PEOPLESOFT CUSTOMERS SO THAT "SALES CAN IMMEDIATELY CAPITALIZE ON POTENTIAL CUSTOMER INTEREST."]

         39. Just as Oracle intended, this campaign of interference had an immediate impact on a number of PeopleSoft customers. Customer F, who had executed a contract to purchase software and services from PeopleSoft only two days before, immediately wrote to PeopleSoft and requested that PeopleSoft suspend implementation of its contract until after the uncertainty injected by Oracle's Tender Offer had been resolved, describing Ellison's words as "very extreme" and Oracle's actions

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
as "compromis[ing] the future of PeopleSoft and its solutions." Customer G received a copy of Oracle's press release and put final negotiations on a transaction with PeopleSoft on hold. Customer H called off a planned presentation by PeopleSoft due to the "situation between PeopleSoft and Oracle." Customer I advised PeopleSoft that, because Oracle had advised that it would be dangerous to purchase PeopleSoft products in light of Oracle's Tender Offer, it would postpone its decision to buy until July 7 - the day Oracle's Tender Offer was initially supposed to expire. [ADDITIONALLY, AN EMAIL FROM MAX HILL, AN ORACLE SALES EXECUTIVE, TO JEFF HENLEY INDICATES THAT "THE ACQUISITION ISSUE HAS HELPED OUR CAUSE" IN AN ATTEMPT TO LURE A $2.5 MILLION ACCOUNT FROM PEOPLESOFT.]

         40. As Oracle intended, and as the result of the efforts of Oracle's internal group charged with the responsibility of influencing and shaping their reports, including Jim Finn, Peggy O'Neill, Betty Cho, and Jennifer Glass, industry analysts advised against doing business with PeopleSoft until the fate of the company is clear. Gartner noted that PeopleSoft "will feel a short-term negative impact on revenue as customers delay purchase and upgrade decisions," and advises its clients that "[i]f you're considering a purchase of J.D. Edwards or PeopleSoft products, don't sign a deal until it becomes clear whether Oracle's plans to acquire PeopleSoft are serious." Gartner went on to advise that "PeopleSoft customers will face significant long-term disruption as they feel pressure to migrate to Oracle applications and infrastructure or to find alternatives. . . . Those that recently decided to upgrade to v.8 should reconsider . . . ." Oracle adopted these claims as its own, and sent this report to PeopleSoft customers and prospective customers, with the intent to cause them to cancel or delay their purchase decisions. [ORACLE'S INTERNAL GROUP OBJECTED TO THE "TONE" OF SOME OF THE ANALYST REPORTS, AND ACTIVELY ENCOURAGED THEM TO ADVISE CUSTOMERS TO DELAY PURCHASES OF PEOPLESOFT CUSTOMERS. PEGGY O'NEILL EVEN CHASTISED AN ANALYST FOR USING THE TERM "HOSTILE TAKEOVER," WRITING IN ONE EMAIL "IT IS NOT HOSTILE TO TRY TO GO AFTER YOUR COMPETITOR'S CUSTOMERS."]

         41. Other industry analysts reporting on Oracle's Tender Offer fueled the market perception that Oracle's illegal efforts were having an adverse impact on customer relations. On June 7, 2003, Fred A. Hood, a J.D. Edwards customer, told the New York Times that: "If I were a PeopleSoft customer, I'd be a tad nervous." Hood also stated that he understood the benefits of the merger of PeopleSoft and J.D. Edwards because it would expand the product line, but that Oracle's

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
acquisition of PeopleSoft would result in fewer products rather than more for customers. Silicon.com reports: "If you have [PeopleSoft] 8 or are in the middle of installing it, you've just lost another option. And you know that you're going to face another migration soon - with less choice." Said the Butler
Group's Mike Thompson, "Oracle is just wiping out the opposition. . . . [Oracle]
has no plans to sell [PeopleSoft software] and no plans to integrate it. . . .
If there's good technology, they'll pinch it. It's just a wipe-out. . . . This just reduces end-user choice - and that is not a good thing." It is in line with an "Oracle only" strategy, as described by Forrester Research: "Oracle's vision requires using Oracle as the single application and database platform."

         42. Oracle's illegal efforts have already had an effect on PeopleSoft customers' purchasing decisions. On June 19, 2003, Customer J sent PeopleSoft a letter stating: "Effective immediately, all negotiations between [Customer J] and PeopleSoft, Inc., are suspended. Oracle's recent attempt to takeover PeopleSoft, Inc., has created a great deal of uncertainty about the long term viability of PeopleSoft's software products. In the event that the `takeover' is successful, the future of the entire PeopleSoft software product line could be seriously impaired. We will renew negotiations with both parties when we have definitive information on the viability of PeopleSoft, Inc., software products to provide a long term solution for our needs."

         43. The results of this strategy have already been widely reported. For example, Los Angeles County suspended talks with PeopleSoft for a $100 million software project to handle county finances. The county stated that "[t]hings were progressing nicely, then out of the blue Mr. Ellison decides to take a shot at PeopleSoft," and that "[w]e made a decision, given the uncertainty, that we suspend negotiations. Why spend dollars and resources negotiating if we don't know what the outcome will be?"

F. THE UNFAIR PRACTICES - INCLUDING ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS - WERE DESIGNED TO INTERFERE WITH PEOPLESOFT'S MERGER AGREEMENT WITH J.D. EDWARDS AND PREVENT PEOPLESOFT FROM DISPLACING ORACLE AS THE NUMBER TWO WORLDWIDE ENTERPRISE SOFTWARE VENDOR

         44. Oracle initially announced that it intended to complete the Tender Offer by July 2003 - two to three months before PeopleSoft otherwise might complete its purchase of J.D. Edwards. (Oracle has since extended its deadline several times.) The pending combination of PeopleSoft and

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

J.D. Edwards was seen by Oracle as a competitive threat, and Oracle's move was a desperate ploy to interfere with the merger agreement and prevent PeopleSoft from displacing Oracle as the second largest enterprise software vendor, trailing only Germany's SAP. [AS BETTY CHO, AN ORACLE EXECUTIVE, WROTE, AN ANALYST'S CHARGE THAT THE TENDER OFFER "WAS AN OVERLY AGGRESSIVE MOVE ON ORACLE'S PART TO KEEP PSFT FROM OVERTAKING ORACLE AS THE NUMBER TWO APPS VENDOR"
WAS "DIFFICULT FOR ME TO ARGUE BECAUSE IT IS OBJECTIVELY TRUE . . . ."]
Moreover, a June 9, 2003, Wall Street Journal article quoted Oracle CEO Larry Ellison as admitting that Oracle's Tender Offer was planned as a reaction to a possible PeopleSoft-J.D. Edwards transaction:

         One contingency plan [developed by Oracle] covered the possibility of PeopleSoft's buying J.D. Edwards & Co., a Denver company that Oracle had also evaluated as an acquisition candidate, Mr. Ellison says. When PeopleSoft last Monday announced an agreement to buy J.D. Edwards, for stock currently worth $2 billion . . . , Mr. Ellison set those plans in motion. "Now would be the time to launch on PSFT," a reference to PeopleSoft's stock symbol, Oracle Executive Vice President Safra Catz wrote Mr. Ellison in an e-mail within minutes of PeopleSoft's announcement, Mr. Ellison says. His return e-mail: "Just what I was thinking."

         45. The article quotes internal Oracle emails planning the launch of a tender offer in the event that PeopleSoft announces a deal with J.D. Edwards. In Ellison's colorful words, "We've got this war game in a box. This has all been pre-scripted."

         46. In a document Oracle filed with the SEC on June 6, 2003, Oracle stated: "Our Offer will be for the acquisition of PeopleSoft. Once we complete the acquisition of PeopleSoft, we will review whether, and on what terms, Oracle would support the J.D. Edwards transaction. . . . We believe that our cash offer to acquire PeopleSoft is superior to their current alternatives and also involves substantially less risk for PeopleSoft's stockholders than the proposed transaction with J.D. Edwards." These public statements were intended to cast a pall over J.D. Edwards and scare off potential customers from signing deals with J.D. Edwards.

         47. AMR Research issued an "Alert" to its clients on June 6 in which it advised them: "Oracle CEO and Chairman Larry Ellison is hoping stockholders might be frightened into taking a less lucrative deal, characterizing PeopleSoft and J.D. Edwards as `very distressed' . . . . This
[offer] is clearly a reaction to the J.D. Edwards acquisition and is an effort to either kill the deal or wound PeopleSoft and hurt it competitively in the short to mid-term." Gartner, Inc. agrees, telling its clients

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
that "Oracle is attempting to disrupt PeopleSoft's planned acquisition of J.D. Edwards," and concluded that "[d]amage has already been done."

         48. The front page of the June 7, 2003, San Jose Mercury News stated that Oracle is trying to scuttle PeopleSoft's deal with J.D. Edwards, because that deal "threatens Oracle's hopes for a bigger toehold in business-operations software." Joshua Greenbaum of Enterprise Applications Consulting opined that the Tender Offer is "as much a blocking maneuver [aimed at the J.D. Edwards deal] as it is a personal attempt not to lose influence and market share in the enterprise software market."

         49. Other commentators agree that Oracle also intends for its media campaign to cast doubt on the J.D. Edwards acquisition. According to JMP Securities analyst Patrick Walravens, the Tender Offer was a "clever move by
Larry Ellison . . . . [I]f he doesn't get it [the tender offer], he just created significant doubt in the buyers of software about the longevity of PeopleSoft and J.D. Edwards." AMR Research agrees with this assessment, telling its clients that even if the Tender Offer "doesn't work, Oracle will have disrupted PeopleSoft plans to buy J.D. Edwards and stolen much of the media and investor attention."

         50.      Jim Shepherd, an analyst at AMR Research in Boston, put it this way: "Oracle wins either way . . . . Either they get PeopleSoft, or they've managed to mess up the PeopleSoft-J.D. Edwards deal, and steal their press and enthusiasm." James Mendelson of SoundView Technology concurs: "If Oracle can buy PeopleSoft at a reasonable price, they substantially increase their market share and eliminate a competitor. If Oracle is unsuccessful, the bid in any event heightens the perception that PeopleSoft is in trouble and creates further confusion among customers/prospects in the wake of PeopleSoft's pending deal for J.D. Edwards." Larry Ellison's public statements disparaging PeopleSoft, its products, and its ability to survive in the market exacerbate this effect. For example, on July 10, 2003, The Daily Deal reported that Ellison stated, he believes PeopleSoft "cannot compete in this business over the long term," and that "[w]ith or without us I don't believe PeopleSoft can survive." Thus, even though Oracle was unsuccessful in forcing a breach of the merger agreement between PeopleSoft and J.D. Edwards, it nevertheless intended to and did cause severe damage to both PeopleSoft and J.D. Edwards.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

G. THE TENDER OFFER AND THE ACCOMPANYING ILLEGAL PRACTICES ARE DESIGNED ONLY TO DISRUPT

         51. The Board of Directors has recommended to PeopleSoft shareholders that Oracle's Tender Offer, even as adjusted to $19.50, be rejected. Industry analysts have recognized that completing the Tender Offer makes little business sense for Oracle but its mere existence benefits Oracle by causing damage to PeopleSoft. Says analyst Rob Tholemeier of Ramberg, Whalen research: "It just doesn't make sense for Oracle to do this deal right now. It just creates a huge mess. . . . If you wanted to raise hell, this is one way to do it." Indeed, analysts agree that Oracle cannot be serious about acquiring PeopleSoft at the prices it has offered.

                                    V. CLAIMS

                              FIRST CAUSE OF ACTION

    (VIOLATIONS OF BUSINESS & PROFESSIONS CODE SECTION 17500 ET SEQ. AGAINST ALL
                                   DEFENDANTS)

         52. Plaintiffs incorporate by reference paragraphs 1 through 51 above, and reasserts those allegations as if set forth in full herein.

         53. Beginning at an exact date unknown to PeopleSoft but at least since June 6, 2003, Defendants have committed acts of untrue and misleading advertising, as defined by Business and Professions Code Section 17500 et seq., by knowingly engaging in acts and practices with intent to induce members of the public, including PeopleSoft's current and prospective customers, to purchase software applications and/or other products from Oracle, and/or to refrain from purchasing such applications and/or other products from PeopleSoft and/or J.D. Edwards.

         54. As detailed above, Defendants have, in advertisements as that term is defined by statute, issued falsehoods, deceptions, misstatements and/or have omitted relevant and important information about their statements, in newspaper ads, on Oracle's website, in Oracle's filings with the SEC and elsewhere. The advertisements mischaracterized: (a) PeopleSoft's products, and the ease or difficulty with which Oracle contends they are upgradeable; (b) Oracle's plans and capability to provide support to PeopleSoft's customers; (c) the cost to PeopleSoft customers of its plan to migrate them to Oracle; and (d) falsely and misleadingly described the actions of PeopleSoft and its directors. In addition, Oracle has made explicit, false, misleading, incomplete and deceptive disparaging

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
comparisons between its own products and services and PeopleSoft's, which are designed to steal PeopleSoft's customers, and are likely to deceive the public and those targeted customers.

         55. These acts of untrue and misleading advertising by Defendants are likely to mislead, and present a continuing threat to, members of the public and PeopleSoft's customers - the targets of the advertisements - in that such persons may be induced to terminate or delay software contracts and upgrades with PeopleSoft, breach contracts with PeopleSoft, enter into contracts with Oracle, or otherwise migrate to the Oracle platform, in reliance on disparaging, false, misleading, deceptive, and incomplete information.

         56. PeopleSoft seeks injunctive relief and restitution against Defendants. Such relief is appropriate under these circumstances.

                             SECOND CAUSE OF ACTION

  (INTENTIONAL INTERFERENCE WITH CONTRACTUAL RELATIONS AGAINST ALL DEFENDANTS)

         57. Plaintiffs incorporate by reference paragraphs 1 through 56 above, and reasserts those allegations as if set forth in full herein.

         58. PeopleSoft has contractual relationships with its existing enterprise software customers. On information and belief, Defendants were aware of the contractual relationships between PeopleSoft and its existing enterprise software customers.

         59. On information and belief, Plaintiffs allege that Defendants have engaged in a concerted campaign to disrupt PeopleSoft's existing customer relationships, and have tortiously and intentionally interfered with and have taken action designed to disrupt and induce breaches of, PeopleSoft's contractual relationships with existing customers. Among other acts, Defendants have threatened to terminate PeopleSoft's products, placing any customer's decision to purchase or upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use the existence of its Tender Offer to coerce PeopleSoft's customers into canceling or postponing orders for new and/or upgraded PeopleSoft products. At Defendants' urging, industry analysts have recommended that PeopleSoft customers breach these contracts with PeopleSoft.

         60. As a result of Defendants' actions, PeopleSoft's contractual relationships with its existing enterprise software customers have been actually disrupted.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

         61. As a proximate result of Defendants' conduct, PeopleSoft has been and will continue to be injured in its business because of Defendants' past and continuing actions. PeopleSoft is thus entitled to injunctive relief and to recover damages for the injuries it has suffered.

                              THIRD CAUSE OF ACTION

                      (TRADE LIBEL AGAINST ALL DEFENDANTS)

         62. Plaintiffs incorporate by reference paragraphs 1 through 61 above, and reasserts those allegations as if set forth in full herein.

         63. As detailed herein, Defendants have publicly disparaged PeopleSoft's products and services, and have issued falsehoods, deceptions, misstatements and/or have omitted relevant and important information about their statements, in newspaper ads, on Oracle's website, in Oracle's filings with the SEC and elsewhere; in addition, such statements have been republished in countless analyst reports and newspaper articles. The statements disparaged the quality of PeopleSoft's products and services, the ease or difficulty with which Oracle contends they are upgradeable, and misrepresent the actions of PeopleSoft and its board. In addition, Oracle has made explicit, false, misleading, incomplete and deceptive disparaging comparisons between its own products and services and PeopleSoft's, which are designed to steal PeopleSoft's customers, and are likely to deceive the public and those targeted customers.

         64. At the time such statements were published, Oracle was aware, or should have been aware, of the likelihood that such false and disparaging statements would cause pecuniary harm to PeopleSoft. Oracle's statements, as published by Oracle's executives and other Oracle employees as detailed herein, were false and misleading when made, and on information and belief, Oracle either knew such statements were false when made or acted in reckless disregard of the truth or falsity of those statements.

         65. Defendants intended that the publication of these disparaging statements regarding PeopleSoft's products and services would result in pecuniary harm to PeopleSoft and its business.

         66. Defendants' false and disparaging statements about PeopleSoft's products and services have caused pecuniary harm to PeopleSoft, in an amount of damages to be proven at trial.

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

                             FOURTH CAUSE OF ACTION

    (INTENTIONAL INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE AGAINST ALL
                                  DEFENDANTS)

         67. Plaintiffs incorporate by reference paragraphs 1 through 66 above, and reasserts those allegations as if set forth in full herein.

         68. PeopleSoft had an advantageous prospective economic relationship with both its current and prospective customers. On information and belief, Defendants were aware of these prospective economic relationships, and absent Defendants' tortious interference, these economic relationships would have resulted in future economic benefit to PeopleSoft.

         69. On information and belief, Plaintiffs allege that Defendants have engaged in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, and have tortiously and intentionally interfered with and have taken action to disrupt PeopleSoft's prospective economic relationships with its current and prospective customers, for an improper purpose and by improper means. At least one prospective customer of PeopleSoft, who was scheduled to sign a contract with PeopleSoft for the purchase of its products on Monday, June 9, 2003, has notified the company that in light of the Tender Offer it intends to delay its decision to become a PeopleSoft customer until the fate of the company is clarified. Another current customer, who had been negotiating the license of additional products, has decided to heed the advice from Oracle that in light of Oracle's intention to terminate PeopleSoft's product plans, it is too dangerous to proceed, at least not until Oracle's tender offer is resolved. Defendants have threatened to terminate PeopleSoft's products, placing any customer's decision to purchase or upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use its Tender Offer to coerce PeopleSoft's prospective customers into delaying orders for new and/or upgraded PeopleSoft products.

         70. As a result of Defendants' actions, PeopleSoft's relationships with its current and prospective customers have been actually disrupted. Aside from the fact of interference itself, Defendants' conduct was independently wrongful in that it constituted: (a) deceptive advertising as described herein;
(b) trade libel and product disparagement as described herein; (c) fraud and deceit as described herein; (d) a concerted campaign to damage PeopleSoft's current and future business as described herein; (e) intentional interference with PeopleSoft's current customers' contracts as

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
described herein; and (f) violation of California Business & Professions Code
Section 17200 as described herein.

         71. As a proximate result of Defendants' conduct, PeopleSoft has been and will continue to be injured in its business because of Defendants' past and anticipated actions. PeopleSoft is thus entitled to injunctive relief and to recover damages for the injuries it has suffered.

                              FIFTH CAUSE OF ACTION

     (NEGLIGENT INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE AGAINST ALL
                                   DEFENDANTS)

         72. Plaintiffs incorporate by reference paragraphs 1 through 71 above, and reasserts those allegations as if set forth in full here.

         73. PeopleSoft had an advantageous prospective economic relationship with both its current and prospective customers. On information and belief, Defendants were aware of these prospective economic relationships, and absent Defendants' tortious interference, these economic relationships likely would have resulted in future economic benefit to PeopleSoft.

         74. On information and belief, Plaintiffs allege that Defendants have engaged in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, and have tortiously and recklessly interfered with and have taken action to disrupt PeopleSoft's prospective economic relationships with its current and prospective customers, for an improper purpose and by improper means. Defendants have threatened to terminate PeopleSoft's products, placing customers' decisions to purchase or upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use its Tender Offer to coerce PeopleSoft's prospective customers into delaying orders for new and/or upgraded PeopleSoft products.

         75. It was reasonably foreseeable that Defendants' wrongful conduct would interfere with or disrupt PeopleSoft's economic relationships if Defendants failed to exercise due care in communicating with PeopleSoft's current and prospective customers. As described herein, Defendants' wrongful, reckless and negligent conduct was a failure to exercise such due care.

         76. PeopleSoft's economic relationships have actually been disrupted by Defendants' wrongful conduct and PeopleSoft has been damaged by this conduct. At least one prospective customer of PeopleSoft, who was scheduled to sign a contract with PeopleSoft for the purchase of its

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
products on Monday, June 9, 2003, has notified the company that in light of the Tender Offer it intends to delay its decision to become a PeopleSoft customer until the fate of the company is clarified. Another current customer, who had been negotiating the license of additional products, has decided to heed the advice from Oracle that in light of Oracle's intention terminate PeopleSoft's product plans, it is too dangerous to proceed, at least not until Oracle's Tender Offer is resolved.

                              SIXTH CAUSE OF ACTION

   (VIOLATIONS OF BUSINESS & PROFESSIONS CODE SECTIONS 17200 ET SEQ. AGAINST ALL
                                   DEFENDANTS)

         77. Plaintiffs incorporate by reference paragraphs 1 through 76 above, and reasserts those allegations as if set forth in full here.

         78. Plaintiffs are suing both in their individual capacities and on behalf of the public and seek relief against Defendants Oracle and Pepper for unfair competition and business practices pursuant to California Business & Professions Code Sections 17200 et seq.

         79. On information and belief, Oracle's intent in announcing this Tender Offer was to interfere with PeopleSoft's existing contracts and with its prospective economic advantage.

         80. On information and belief, Oracle's motives were at least twofold:

                  a. Oracle was fully aware of the agreement and prospective economic relationship between PeopleSoft and J.D. Edwards at the time Oracle announced its Tender Offer. On information and belief, Oracle announced the tender offer with the intent of introducing uncertainty into the deal struck between PeopleSoft and J.D. Edwards and in an attempt to sabotage that transaction, and preventing PeopleSoft from becoming an even stronger competitor. Oracle hoped that this uncertainty would result in the cancellation of the existing agreement between PeopleSoft and J.D. Edwards and the disruption of the prospective economic relationship between those two companies, and in any event, that this uncertainty would damage both PeopleSoft and J.D. Edwards.

                  b. Oracle was fully aware of the fact that PeopleSoft has both existing and prospective enterprise software customers, and that PeopleSoft enters into a contractual relationship with each customer purchasing a PeopleSoft product. On information and belief, Oracle announced the tender offer with the intent of introducing uncertainty in the minds of PeopleSoft's current and prospective customers regarding the continued viability and existence of PeopleSoft products. Oracle

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
hopes that the introduction of this uncertainty will result in a diminution of PeopleSoft's existing and prospective customer bases.

         81. These acts and practices have been and will continue to be injurious to PeopleSoft and its customers, and consequently constitute unfair business acts or practices within the meaning of Section 17200.

         82. Additionally, Oracle's conduct, as described above, constitutes a violation of California Civil Code Sections 1709 and 1710, prohibiting fraud and deceit, and thus constitutes unlawful acts or practices within the meaning of and proscribed by Section 17200. Among these acts are Oracle's public statements that: (a) PeopleSoft's proposed acquisition of J.D. Edwards is "a very risky merger"; (b) the migration of PeopleSoft's customers from its version 7 to version 8 is "a major, major effort"; and (c) the migration of PeopleSoft customers to Oracle software will be "easy"; are false, misleading, deceptive, and/or omit important information, and were made willfully, with the intent to induce PeopleSoft's shareholders to alter their position to their own detriment, injury and risk. Oracle's statements are false and, on information and belief, Oracle did not believe such statements to be true and/or knew there was no reasonable ground for believing them to be true at the time such statements were made.

         83. The true facts, as reported by Computerworld and numerous other industry publications, are that Oracle has a poor track record in managing its own product upgrades, Oracle has received frequent complaints from its own customers "about the quality of the company's application updates and its technical support," and any migration to the Oracle platform would be extremely difficult and expensive. Ellison admitted that Oracle bungled the transition to its own 11i suite applications product just last year, admitting to the Wall Street Journal that it is a complex product and that Oracle failed to discover all the bugs while testing it. Said Ellison, "Mea culpa. It's true." As a result, Oracle and Ellison were sued by their own stockholders for misleading investors concerning the difficulties associated with Oracle's own product upgrades, and the Delaware Chancery Court recently denied a motion to dismiss derivative claims against Oracle's CEO and others citing possible credibility issues with testimony of the CEO and other Oracle Board members. Moreover, Oracle also failed to disclose the "tragic" CPG integration project from just a few years

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434
ago, while it misleadingly trumpeted its allegedly strong track record of successful integration projects. For the substantial numbers of PeopleSoft customers who use PeopleSoft applications with non-Oracle databases, migration to Oracle applications would be particularly difficult and enormously expensive. As analyst Forrester Research states, the "Oracle migration process . . . could be nightmarish."

         84. The unfair, unlawful and fraudulent business practices, as described above, present a continuing threat to PeopleSoft and members of the general public, and will harm competition. These acts and practices, as described in the preceding paragraphs, violate California's Business & Professions Code Section 17200, because the harm to PeopleSoft and California's consumers outweighs the utility of Oracle's practices and, consequently constitute unfair business acts or practices within the meaning of Section 17200.

                             VI. PRAYER FOR RELIEF

         Plaintiffs pray as follows:

         1. For injunctive relief, as necessary to prevent continuing harm to Plaintiffs, enjoining Oracle and its officers, directors, agents, servants and assigns, and all those acting in concert with them from:

                  a. Proceeding with the Tender Offer in continued violation of applicable state law;

                  b. Making any written, oral or electronic communication with any person or entity known or believed to be an existing PeopleSoft customer, with respect to any aspect of: (1) the proposed Tender Offer for PeopleSoft shares by Oracle; (2) the impact of the Tender Offer on PeopleSoft or its customers or products; (3) the plans, if any, for Oracle to support any PeopleSoft products or platforms if the Tender Offer is successful; (4) the plans, if any, for Oracle to migrate PeopleSoft customers to any Oracle products or platforms if the Tender Offer is successful; (5) PeopleSoft's ability to continue as a stand-alone company in the absence of a successful Tender Offer; or (6) PeopleSoft's current business and/or financial condition;

                  c. Transmitting documents or information summarizing the proposed Tender Offer, or any of its terms, to any existing PeopleSoft customers, including any summaries of the tender offer, "frequently asked questions" or the like;

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434

                  d. Referring existing PeopleSoft customers to information about the proposed Tender Offer, or any of its terms, that are posted on any Oracle or third-party website;

                  e. Soliciting existing PeopleSoft customers to terminate or alter their business relationship with PeopleSoft in light of the proposed Tender Offer;

                  f. Offering any promise of technical or product support or other economic inducements to existing PeopleSoft customers to modify their contractual or business relationships with PeopleSoft;

                  g. Otherwise interfering with existing PeopleSoft customer relationships.

                  h. Misrepresenting the actions of PeopleSoft and its directors.

         2. Requiring that Defendants publish statements correcting their prior false statements about their intentions and about the actions of PeopleSoft and its directors;

         3. For damages, including lost profits and other incidental and consequential damages according to proof at trial;

         4. For punitive damages according to proof at trial;

         5. For costs, expenses, and reasonable attorneys' fees;

         6. For prejudgment interest; and

         7. For such other and further relief as the Court deems just and proper.

DATED: August 12, 2003
                                            GIBSON, DUNN & CRUTCHER LLP

                                            By:_________________________________
                                                     Jonathan C. Dickey

                                            Attorneys for Plaintiffs
                                            PEOPLESOFT, INC. and J.D. EDWARDS &
                                            COMPANY

Gibson, Dunn &
Crutcher LLP

FIRST AMENDED COMPLAINT                                      CASE NO. RG03101434